Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 28, 2013 (except for Note 3, as to which the date is August 26, 2014), with respect to the consolidated financial statements of RPS Parent Holding Corp. and subsidiaries, and to the use of our report dated April 27, 2012 with respect to the consolidated financial statements of ReSearch Pharmaceutical Services, Inc. and subsidiaries, in Amendment No. 4 to the Registration Statement (Form S-1 No. 333-198644) and related Prospectus of PRA Health Sciences, Inc., for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

November 3, 2014